Exhibit 10.1

Immersion Corporation

2999 N.E. 191st Street, Suite 610

Aventura, Florida 33180

December 5, 2025

Scott A. Larson

3608 Lexington Avenue

Dallas, Texas 75205

Ladies and Gentlemen:

This letter agreement (this “Agreement”) constitutes the agreement between Immersion Corporation, a Delaware corporation (the “Company”), and Scott A. Larson (Mr. Larson, collectively with the Irrevocable Larson Family Investment Trust, of which Mr. Larson is the sole trustee and beneficiary (the “Trust”), and each Affiliate (as defined below) and Associate (as defined below) of Mr. Larson and the Trust over which either has control (the “Investor Group”)). Each of the Company and the Investor Group is referred to herein as a “Party” and together as the “Parties.”

WHEREAS, the Parties are entering into this Agreement for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

NOW, THEREFORE, in consideration of the agreements and mutual covenants herein contained, the Parties agree as follows:

1.
Withdrawal of the Requests and Certain Related Matters.
(a)
Withdrawal of the Requests. The Investor Group agrees that automatically and without any additional action by any Party, upon the execution of this Agreement by the Parties, Mr. Larson will be deemed to have irrevocably withdrawn his requests for electronic copies of (i) the Director’s Questionnaire referenced in the Company’s Amended and Restated Bylaws (as may be amended or amended and restated from time to time, the “Bylaws”), (ii) the written representation and agreement referenced in the Bylaws and (iii) all applicable corporate governance, ethics, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company, and any of the Company’s other policies and guidelines applicable to directors, as referenced in the Bylaws, each of (i), (ii) and (iii) as set forth in the letter to the Company sent on behalf of Mr. Larson, dated November 24, 2025 (such requests, the “Requests”).
(b)
Termination of Solicitation. Upon execution of this Agreement, the Investor Group hereby irrevocably agrees to take all necessary actions to immediately and irrevocably cease any and all solicitation and other activities in connection with the Requests and the Company’s annual meeting of stockholders for the fiscal year ended April 30, 2025 (including any adjournments, postponements or other delays or reschedulings thereof, the “Annual Meeting”) other than actions in accordance with this Agreement.
(c)
Cooperation. The Investor Group agrees that it will, and, as appropriate, will cause the other members of the Investor Group to, provide to the Company unredacted copies of any and all materials and information that pertain to the Company, reasonably available to it regarding any stockholders of the Company that have communicated with the Investor Group or its representatives after January 1, 2025 about the Company, including, to the extent the Investor Group has actual knowledge of such matters, such stockholders’ names and beneficial ownership and details regarding any such prior communications (whether written or oral) between any member of the Investor Group and any stockholder of the Company. The Investor Group agrees to provide such materials and information promptly following the execution of this Agreement, but in any event, no later than two (2) Business Days following the execution of this Agreement and, with respect to any subsequent request by the Company, no later than two (2) Business Days following any such request.
2.
Voting Commitment. During the Restricted Period, at each annual or special meeting of the Company’s stockholders (including any adjournments, postponements or other delays or reschedulings thereof), the Investor Group will cause all Voting Securities that are beneficially owned by the Investor Group, and that the Investor Group has the right to vote, to be (a) present for quorum purposes (if applicable) and (b) voted in accordance with the recommendation of the Company’s board of directors (the “Board”) with respect to (i) each election of directors, any removal of directors and any replacement of directors and (ii) any other proposals or business that may be submitted to the stockholders of the Company by either the Company or any stockholder of the Company; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co. LLC (“Glass Lewis”) recommend otherwise with respect to any proposals (other than as related to (w) the election, removal or replacement of directors, (x) the implementation, ratification, modification or approval of any takeover defenses (including, for the avoidance of doubt, with respect to the Rights Agreement, dated as of November 7, 2025, by and between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agreement”)), (y) the Company’s “say-on-pay” proposal and/or (z) any equity compensation proposal approved by the Board or any committee thereof), the Investor shall be permitted to vote in accordance with ISS’s and Glass Lewis’s recommendation; provided, further, that the Investor may vote in its discretion on any proposal of the Company in respect of any Extraordinary Transaction (as defined below). The Investor Group will use commercially reasonable efforts (including by calling back or otherwise reclaiming loaned out shares) to ensure that the Investor Group has voting power over any Voting Securities owned by the Investor Group on the applicable record date for each annual or special meeting of the Company’s stockholders (including any adjournments, postponements or other delays or reschedulings thereof).
3.
Standstill. During the Restricted Period, the Investor Group will not, directly or indirectly (in each case, except as expressly permitted by this Agreement):
(d)
with respect to the Company or the Voting Securities, (i) make, assist, participate in, or advise, assist or knowingly encourage any Person with respect to, any “solicitation” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”)) of proxies with respect to, or from the holders of, any Voting Securities, including with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies; (iii) seek to advise, assist or knowingly encourage any Person, or knowingly assist any Person in so advising or encouraging any other Person, with respect to the giving or withholding of any proxy or other authority to vote or act; or (iv) initiate or participate in, or advise, assist or knowingly encourage any Person to initiate or participate in, directly or indirectly, any “vote no,” “withhold” or similar campaign;
(e)
initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) the Company’s stockholders for the approval of any stockholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or cause or knowingly encourage any Person to initiate or submit any such stockholder proposal;
(f)
with respect to the Company or the Voting Securities, (i) communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act (provided, that the Investor Group shall not be prohibited or restricted from disclosing its bona fide voting intention on any Extraordinary Transaction (as defined below) pursuant to Rule 14a‑1(l)(2)(iv) promulgated under the Exchange Act); or (ii) conduct, or assist any Person in the conducting of, any type of binding or nonbinding referendum;
(g)
call or attempt to call, or request the call of, alone or in concert with others, or advise, assist or knowingly encourage any Person to call, any meeting of Company’s stockholders, whether or not such a meeting is permitted by the Company’s Amended and Restated Certificate of Incorporation (as may be amended or amended and restated from time to time, the “Charter”) or the Bylaws, including a “town hall meeting”;
(h)
(i) seek, alone or in concert with others, or advise, assist or knowingly encourage any Person to seek, any individual’s election or appointment to, or any representation on, the Board; (ii) attempt to nominate or propose or recommend the nomination of, or advise, assist or knowingly encourage any Person to nominate or propose or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or advise, assist or knowingly encourage any Person to seek, the removal of any member of the Board;
(i)
other than solely with other members of the Investor Group with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), maintain, advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement (whether or not in writing), other than any such voting trust, arrangement or agreement solely among the members of the Investor Group and otherwise in accordance with this Agreement;
(j)
(i) make any offer or proposal (with or without conditions) with respect to, or seek, propose or indicate an interest in, any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, sale of all or substantially all of the Company’s assets, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company, any of its subsidiaries or any of its or their respective securities or assets (each, an “Extraordinary Transaction”) (provided, that nothing in this clause (i) shall prohibit the Investor Group from making any confidential proposal to the Company after receiving prior written consent of the Board); (ii) solicit any Person not a party to this Agreement (a “Third

Party”) to make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or advise, assist or knowingly encourage or support any Third Party in making such an offer or proposal; (iii) publicly comment on any proposal for an Extraordinary Transaction (provided, that this clause (iii) shall not prevent such public comment made in a manner consistent with Section 3(c)); or (iv) take any action that would, or would reasonably be expected to, require public disclosure regarding any of the types of matters set forth in this Section 3(g) (it being understood that this Section 3(g) will not restrict any member of the Investor Group from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as any other stockholder of the Company);
(k)
make or submit any proposal, request or statement with respect to, or otherwise take any action in relation to, or advise, assist or knowingly encourage any Person in seeking, (i) any change in the Board or management of the Company, including any plan or proposal to change the number or term of directors serving on the Board or to fill any vacancy on the Board; (ii) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (iii) any other material change in the Company’s management, business, operations, strategy or corporate structure; (iv) any waiver of, or amendment or modification to, the Charter or the Bylaws; or (v) any action that could cause a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; provided, that, notwithstanding anything to the contrary set forth in this Agreement, in the event that the Company reduces its quarterly dividend to less than $0.075 per share at any time after the date hereof, unless the Board determined, after consultation with counsel, that such reduction would be consistent with the Board’s fiduciary duties, the Investor Group shall not be restricted from making or submitting any proposal, request or statement with respect to, or otherwise taking any action in relation to, or advising, assisting or knowingly encouraging any Person in seeking to cause the Company to issue, declare and pay a quarterly dividend of $0.075 per share;
(l)
demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of law providing for stockholder access to books and records (including lists of stockholders) of the Company;
(m)
sell, offer or agree to sell to any Third Party, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying Voting Securities;
(n)
engage in, or advise, assist or knowingly encourage any Person to engage in, any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or swap transaction) with respect to any security (other than the purchase or sale of call or put options on any major exchange conducted through a brokerage account, without the identity of the seller or purchaser of options being known) that includes, relates to, or derives any significant part of its value from, a decline in the market price or value of the securities of the Company;

(o)
compensate, or enter into any agreement, arrangement or understanding (whether written or oral) to compensate, any person for his or her service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities;
(p)
become an “Acquiring Person” (as such term is defined in the Rights Agreement), or otherwise engage in or make, or advise, assist or knowingly encourage any Person to engage in or make, any acquisition, offer, agreement or proposal to acquire, whether by purchase, tender or exchange offer, or otherwise direct any Third Party in the acquisition of any securities of the Company, so that any such Person or Third Party would become an “Acquiring Person” (as such term is defined in the Rights Agreement);
(q)
acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including a “group” as defined pursuant to Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, or direct any Third Party in the acquisition of, (i) any securities of the Company or any rights decoupled from the underlying securities of the Company that would result in the Investor Group beneficially owning, controlling or otherwise having any voting interest over 9.99% (the “Ownership Cap”) or more of the then‑outstanding Voting Securities; provided, that to the extent the Investor Group (together with its Affiliates) exceeds the Ownership Cap solely by reason of any decrease in the number of the Company’s total outstanding equity securities, stock repurchases, reclassifications, stock combinations or stock cancellations by the Company and the Investor Group does not purchase or otherwise acquire, or offer, seek, propose, or agree to acquire, any additional ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any shares of the Company’s common stock (“Common Stock”), then such increase in the Investor Group’s beneficial ownership shall not be deemed to breach or otherwise violate this Section 2(n), or (ii) any assets or liabilities of the Company;
(r)
other than through open market broker sale transactions for which the identity of the purchaser is not known or in underwritten widely dispersed public offerings, sell, offer, assign or otherwise dispose, or agree to sell, offer, assign or otherwise dispose, through swap or hedging transactions or otherwise, any securities of the Company to any Third Party that is a Known Activist or has known plans to engage in activism;
(s)
make or disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal that is inconsistent with the provisions of this Agreement, except as required by law or applicable stock exchange listing;
(t)
act, including by making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek (i) to influence the Company’s stockholders, employees, officers or directors with respect to the Company’s governance, employees, management, policies, operations, strategy, balance sheet, capital allocation, marketing approach or business configuration or any Extraordinary Transaction; (ii) to obtain representation on the Board; or (iii) the removal or replacement of any member of the Board in any manner or the filling of any vacancy on the Board;

(u)
make a demand for, or seek to initiate, or advise, assist or knowingly encourage any Person to make a demand for or initiate, an investigation of the Company or any of the Company’s current or former directors or officers, including by seeking to engage any private investigations firm or other Person to conduct an investigation;
(v)
enter into any discussions, negotiations, agreements or understandings (in all cases whether written or oral) with any Person with respect to any action the Investor Group is prohibited from taking pursuant to this Section 3, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or
(w)
make any request or submit any proposal to amend or waive the terms of this Agreement other than through non-public communications with the Company that would not be reasonably likely to trigger a public disclosure obligation for any Party.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including the restrictions in this Section 3, shall (i) prohibit or restrict any member of the Investor Group from (A) making any true and correct statement to the extent required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over such member of the Investor Group so long as such request did not arise as a result of any action by any member of the Investor Group; or (B) communicating privately with any director or executive officer of the Company in a manner consistent with the terms of this Agreement and/or in a manner consistent with communications that may be reasonably made by all stockholders of the Company, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party or privately requesting from the Board or management a waiver of any provision of this Agreement, or (ii) prevent or otherwise affect any obligations or performance of obligations by any Party in connection with Section 2 or Section 3(a).

4.
Mutual Non-Disparagement.
(x)
With Respect to the Investor Group. During the Restricted Period, the Company will not, directly or indirectly, in any capacity or manner, make, cause to be made, express, or otherwise communicate in any way, or cause, further, assist, solicit, knowingly encourage or support any Person in making, expressing or otherwise communicating, any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, negative toward or constitute an ad hominem attack on, or that otherwise disparages, calls into disrepute, slanders, impugns, casts in a negative light, criticizes, or condemns the reputation or good name of Scott Larson or any other member of the Investor Group or any of his or its respective Affiliates, Associates or assigns, or any of the foregoing’s respective current or former officers, directors, trustees, managers or employees, or respective businesses, operations, strategies, products, services, advertisements, approaches, policies, practices, procedures or actions, in each case of any type or nature.
(y)
With Respect to the Company. During the Restricted Period, the Investor Group will not, directly or indirectly, in any capacity or manner, make, cause to be made, express,

or otherwise communicate in any way, or cause, further, assist, solicit, knowingly encourage or support any Person in making, expressing or otherwise communicating, any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, negative toward or constitute an ad hominem attack on, or that otherwise disparages, calls into disrepute, slanders, impugns, casts in a negative light, criticizes or condemns the reputation or good name of the Company or any of its Affiliates, Associates, subsidiaries, successors or assigns, or any of the foregoing’s respective current or former officers, directors or employees, or respective businesses, operations, strategies, products, services, advertisements, approaches, policies, practices, procedures or actions, in each case of any type or nature.
(z)
Exceptions. Notwithstanding the foregoing, this Section 4 will not restrict the ability of any Party to (i) comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Party; provided, that, to the extent permitted by applicable law, the disclosing Party must provide written notice to the other Party at least two (2) Business Days (as defined below) prior to making any statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 4 and reasonably consider any comments of such other Party; (ii) enforce such Party’s rights pursuant to this Agreement; or (iii) publicly respond to a statement made in violation of Section 4(a) or Section 4(b), as applicable.
(aa)
For the avoidance of doubt, the limitations set forth in Section 4(a) and Section 4(b) will apply to all communications, including any filings that must be made by either Party in connection with Section 8.
5.
No Litigation. During the Restricted Period, neither the Company nor the Investor Group will, alone or in concert with others, directly or indirectly, threaten, institute, solicit, assist or join, as a party, or assist, support or knowingly encourage any other Person to threaten, initiate or pursue, any litigation, arbitration, claim or other proceeding, including any derivative action or class action, against or involving the other or any of their respective current or former principals, directors, general partners, officers, employees, agents or representatives, except that this Section 5 will not prevent either the Company or the Investor Group from (i) bringing litigation (instituted in accordance with this Agreement) solely to remedy a breach of, or to enforce the provisions of, this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the other or any of their respective current or former principals, directors, general partners, officers, employees, agents or representatives; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; or (iv) responding to or complying with a validly issued legal process.
6.
Releases.

(a) Releases by the Investor Group. The Investor Group, on behalf of itself and its representatives, heirs, assigns, agents, attorneys and insurers (collectively, “Investor Releasors”), irrevocably and unconditionally releases and forever discharges the Company and each of the Company’s past and present parents, subsidiaries, predecessors, successors, principals, directors, general or limited partners, investors, stockholders, officers, employees, Affiliates,

Associates, members, representatives, heirs, assigns, agents, attorneys and insurers (collectively, “Company Releasees”), from any and all claims, counterclaims, disputes, demands, debts, liabilities, obligations, contracts, agreements, causes of action, suits, attorneys’ fees or costs, of whatever nature, character or description, at law or in equity, that any Investor Releasor has against any Company Releasee that is known, or reasonably should have been known, to the Investor Group as of the date of this Agreement. Each of the Company Releasees is an intended beneficiary of this Section 6 and shall benefit from the releases given herein notwithstanding the fact that such Company Releasee may not be a signatory to this Agreement. The Investor Group represents and warrants that it has not assigned or transferred any interest in any such claim, dispute, demand, debt, liability, obligation, contract, agreements cause of action, suit, fee or cost.

(a) Releases by the Company. The Company, on behalf of itself and its past and present parents, subsidiaries, predecessors, successors, principals, directors, trustees, beneficiaries, general or limited partners, investors, stockholders, officers, employees, Affiliates, Associates, members, representatives, heirs, assigns, agents, attorneys and insurers (collectively, “Company Releasors”), irrevocably and unconditionally releases and forever discharges the Investor Group and each of its Affiliates, Associates, members, representatives, heirs, assigns, agents, attorneys and insurers (collectively, “Investor Releasees”), from any and all claims, counterclaims, disputes, demands, debts, liabilities, obligations, contracts, agreements, causes of action, suits, attorneys’ fees or costs, of whatever nature, character or description, at law or in equity, that any Company Releasor has against any Investor Releasee that is known, or reasonably should have been known, to the Company as of the date of this Agreement, including, but not limited to, any claim or assertion that the Investor Group, directly or indirectly, either alone or in concert with any other Person, is or has become an “Acquiring Person” (as such term is defined in the Rights Agreement) at any time prior and up to the date of this Agreement. Each of the Investor Releasees is an intended beneficiary of this Section 6 and shall benefit from the releases given herein notwithstanding the fact that such Investor Releasee may not be a signatory to this Agreement.

(b) The Parties each acknowledge that as of the date of this Agreement, the Parties may have claims against one another that a Party does not know or suspect to exist in its favor, including, but not limited to, claims that, had they been known, might have affected the decision to enter into this Agreement, or to provide the releases set forth in this Section 6. In connection with any such claims, the Parties agree that they intend to waive, relinquish, and release any and all provisions, rights, and benefits any state or territory of the United States or other jurisdiction that purports to limit the application of a release to unknown claims, or to facts unknown at the time the release was entered into. In connection with this waiver, the Parties acknowledge that they, or any of them, may (including, but not limited to, after the date of this Agreement) discover facts in addition to or different from those known or believed by them to be true with respect to the subject matter of the releases set forth in this Section 6, but it is the intention of the Parties to complete, fully, finally and forever compromise, settle, release, discharge, and extinguish any and all claims that they may have one against another, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, that now exist or previously existed, without regard to the subsequent discovery of additional or different facts. The Parties acknowledge that the foregoing waiver is a key, bargained‑for element of this Agreement and the releases that are part of it.

(c) The releases provided for in this Section 6 are intended to be broad, and this breadth is a bargained-for feature of this Agreement. Despite this, the releases provided for in this Section 6 are not intended to, and do not, extend to either Party’s obligations under this Agreement.

7.
Compliance with This Agreement. The Investor Group will cause each member of the Investor Group to comply with the terms of this Agreement applicable to the Investor Group, as applicable, and will be responsible for any breach of the terms of this Agreement by any member of the Investor Group (even if such member of the Investor Group is not a party to this Agreement).
8.
Public Disclosure.
(bb)
Press Release. Promptly following the execution of this Agreement, and as a condition to the effectiveness of this Agreement, the Company will issue a press release substantially in the form attached hereto as Exhibit A (the “Press Release”). Prior to the issuance of the Press Release, neither the Company nor the Investor Group will issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure of this Agreement.
(cc)
Form 8-K. The Company will promptly prepare and file with the SEC (but not before the issuance of the Press Release) a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosures in the Form 8-K will be consistent with this Agreement. The Company will provide the Investor Group and its counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing, and the Company will consider in good faith any changes proposed by the Investor Group or its counsel.
(dd)
Schedule 13D Amendment. The Investor Group will not, directly or indirectly, during the Restricted Period, (i) issue any press release or make any statement with respect to this Agreement or the matters covered hereby, in each case, that is inconsistent with the statements or disclosures set forth in the Press Release or the Form 8-K; provided, however, that the Investor Group will promptly prepare and file (but not before the issuance of the Press Release) with the SEC an amendment to his Schedule 13D filed with the SEC on November 3, 2025 (such amendment, the “Amended Schedule 13D”) reporting the entry into this Agreement. All disclosures in the Amended Schedule 13D will be consistent with this Agreement. The Investor Group will provide the Company and its counsel with a reasonable opportunity to review and comment on the Amended Schedule 13D prior to filing, and the Investor Group will consider in good faith any changes proposed by the Company or its counsel.
9.
Definitions. As used in this Agreement, the following terms have the following meanings:
(ee)
“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement. The term “Affiliate” shall not include any publicly traded portfolio company of any member of the Investor Group (unless such portfolio company is acting at the direction of any member of the Investor Group to engage in conduct that is prohibited by this Agreement). For purposes of this Agreement, no member of the Investor Group will be deemed an Affiliate of the Company, and the Company will not be deemed an Affiliate of any member of the Investor Group.

(ff)
“Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement.
(gg)
“beneficially own,” “beneficially owned” and “beneficial owner” have the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act.
(hh)
“Business Day” means any day other than a Saturday, a Sunday or a day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law.
(ii)
“Known Activist” means any Person that has, alone or acting in concert with other Persons, (i) publicly announced or conducted an activist campaign (including, but not limited to, a proxy contest, consent solicitation, “vote no” or “withhold” campaign or other public efforts to change or influence control or composition of a company’s board of directors), (ii) publicly announced or conducted any campaign to oppose a merger, tender offer or other Extraordinary Transaction of any company, (iii) entered into any agreement containing any prohibition on the activities described in clauses (i) and/or (ii) and/or has been listed on the “FactSet SharkWatch 50” published by FactSet Research Systems Inc. since January 1, 2020.
(jj)
“Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.
(kk)
“Restricted Period” means the period from the date of this Agreement until December 31, 2027.
(ll)
“SEC” means the U.S. Securities and Exchange Commission.
(mm)
“Voting Securities” means the shares of the Company’s capital stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.
10.
Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each use of “Investor Group” includes and shall be deemed to reference each individual member of the Investor Group, and any knowledge possessed by any member of the Investor Group shall be considered to be knowledge possessed by the Investor Group and each other member of the Investor Group.
11.
Representations of the Investor Group. The Investor Group represents that (a) it has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such Person; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such

Person, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, any of its organizational documents, or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which any member of the Investor Group is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) except as otherwise disclosed to the Company, it has not, and no member of the Investor Group has, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person for his or her service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities; (e) except as otherwise disclosed to the Company, as of the date of this Agreement, the Investor Group (i) is the beneficial owner of an aggregate of 2,352,000 shares of Common Stock; (ii) has voting authority over such shares; and (iii) owns no other equity or equity-related interest in the Company; and (f) no other member of the Investor Group owns any securities of the Company.
12.
Representations of the Company. The Company represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind the Company; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not require the approval of the stockholders of the Company; and (d) this Agreement does not and will not violate any law, any order of any court or other agency of government, the Charter or the Bylaws, or any provision of any agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument to which the Company is bound, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.
13.
Specific Performance; Fees. Each Party acknowledges and agrees that money damages may not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement and will be in addition to all other remedies available at law or in equity. If a Party institutes any legal suit, action, or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud, and statutory claims, the prevailing Party in the suit, action, or proceeding is entitled to receive, and the non-prevailing Party will pay, in addition to all other remedies to which the prevailing Party may be entitled, the reasonable and documented costs and expenses incurred by the prevailing Party in conducting the suit, action, or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.
14.
Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement, and this Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.
15.
Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
16.
Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not challenge such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 19 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

17.
Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
18.
No Third Party Beneficiaries. Except as provided in this Agreement, this Agreement is solely for the benefit of the Parties and is not enforceable by any other Person. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof will be null and void.
19.
Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent by next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 19; or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 19 (excluding “out of office” or other automated replies)). At any time, any Party may, by notice given to the other Parties in accordance with this Section 19, provide updated information for notices pursuant to this Agreement. The addresses for such communications are as follows:

If to the Company:

Immersion Corporation

2999 N.E. 191st Street, Suite 610

Aventura, Florida 33180

Attn: Corporate Secretary

Email: corporate.secretary@immersion.com

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attn: Lawrence S. Elbaum

Patrick Gadson

Email: elbauml@sullcrom.com

gadsonp@sullcrom.com

If to the Investor Group:

Scott A. Larson

3608 Lexington Avenue

Dallas, Texas 75205

Email: [redacted]

with a copy (which will not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

919 Third Avenue

New York, New York 10022

Attn: Andrew Hulsh

Email: ahulsh@mintz.com

20.
Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.
21.
Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to email or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.
22.
Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.
23.
Termination. This Agreement will terminate upon the expiration of the Restricted Period. Notwithstanding the foregoing, Section 6, Section 7, Section 9, Section 10 and Sections 13 through 23 (inclusive) will survive the termination of this Agreement. No termination of this Agreement will relieve any Party from liability for any breach of this Agreement prior to such termination.

(Signature page follows.)

Very truly yours,

IMMERSION CORPORATION

By: /s/ Eric Singer

Name: Eric Singer

Title: Chief Executive Officer

ACCEPTED AND AGREED

as of the date written above:

SCOTT A. LARSON

/s/ Scott A. Larson

IRREVOCABLE LARSON FAMILY INVESTMENT TRUST

By: /s/ Scott A. Larson

Name: Scott A. Larson

Title: Sole Trustee

Signature Page to Letter Agreement